Exhibit 99


          Willis Group Reports Record First Quarter Results


    NEW YORK--(BUSINESS WIRE)--April 23, 2003--Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, today reports record results for the quarter ended March 31, 2003.
    Net income for the quarter ended March 31, 2003 was $117 million, or $0.69 per diluted share compared to $68 million, or $0.43 per diluted share, a year ago. Excluding non-cash compensation for performance-based stock options, adjusted net income increased 48% to $123 million for the quarter ended March 31, 2003 from $83 million in the same period last year, while adjusted net income per diluted share rose 46% to $0.73 from $0.50 a year ago.
    Total revenues for the quarter ended March 31, 2003 increased 23% to $555 million, up from $451 million for the corresponding quarter last year. Of this increase in revenues of 23%, approximately 7% represented the effect of foreign currency exchange rate movements and approximately (2)% was attributable to the effect of acquisitions and disposals. Adjusting for these items, total revenues on an underlying (organic) basis were 18% higher in the first quarter of 2003 compared with 2002.
    Joe Plumeri, Chairman and Chief Executive Officer said, "Our first quarter results reaffirm our business model and acknowledge our sales culture and discipline. The majority of our organic revenue growth was attributable to net new business rather than higher premium rates. This illustrates that our pipelines are robust, that our sales efforts are succeeding and that clients endorse our client-advocate model which builds all efforts around them and their unique business needs."
    At March 31, 2003, total long-term debt was $499 million, down 35% from $767 million a year ago. Total stockholders' equity at quarter end was approximately $970 million. The capitalization ratio, or the ratio of total long-term debt to total long-term debt and stockholders' equity, declined to 34% at quarter end compared to 50% a year ago. There was approximately $93 million of immediately available cash at March 31, 2003, providing significant financial flexibility to support the cash needs of the Company.
    "During the first quarter, we made further debt reductions and improved our capitalization ratio," said Plumeri. "This progress, as well as our improved financial performance over the past year, was recognized during the first quarter of 2003 as one of the major rating agencies upgraded our debt ratings and reaffirmed a positive outlook on the Company."
    Commenting on the current insurance marketplace, Plumeri said, "Insurance premium rates continue to rise in most lines and geographies. These increases have moderated in some areas, principally property related, as new capacity has allowed placements to be completed at reasonable rates. Our global reach and expertise means we are well-placed to solve our clients' problems in this difficult marketplace."
    Plumeri concluded, "We are confident in the outlook for future growth at Willis, and are on course to exceed our goal to grow adjusted net income per diluted share by 25% or better in 2003. Our long-term goal is to grow these earnings by 15% or better each year, in all market environments."

    Willis Group Holdings is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in about 80 countries, its global team of 13,000 associates serves clients in 180 countries. Willis has particular expertise in serving the needs of clients in such major industries as construction, aerospace, marine and energy. Additional information on Willis may be found on its web site www.willis.com.

    This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, changes in premium rates, the competitive environment and the actual cost of resolution of contingent liabilities. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, are contained in the Company's filings with the Securities and Exchange Commission.

    This press release includes supplemental financial information which may contain references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our generally accepted accounting principles (GAAP) information follows. We present such non-GAAP supplemental financial information as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company's operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company's consolidated statements of operations for the three months ended March 31, 2003 and 2002.


                     WILLIS GROUP HOLDINGS LIMITED
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in millions, except per share data)
                              (unaudited)

                                                       Three months
                                                      ended March 31,
                                                   -------------------
                                                      2003      2002
                                                   --------- ---------
Revenues:
 Commissions and fees                              $    540  $    436
 Interest income                                         15        15
                                                   --------- ---------
  Total Revenues                                        555       451
                                                   --------- ---------
Expenses:
 General and administrative expenses (excluding
  non-cash compensation)                                351       297
 Non-cash compensation - performance options
  (Note 1)                                                8        18
 Depreciation expense                                     9         8
 Amortization of intangibles                              1         -
                                                   --------- ---------
  Total Expenses                                        369       323
                                                   ---------  --------
Operating Income                                        186       128
Interest expense                                         15        17
                                                   --------- ---------
Income before Income Taxes, Equity in Net Income
 of Associates and Minority Interest                    171       111
Income tax expense                                       61        43
                                                   --------- ---------
Income before Equity in Net Income of Associates
 and Minority Interest                                  110        68
Equity in net income of associates                       10         6
Minority interest                                        (3)       (6)
                                                   --------- ---------
Net Income                                         $    117  $     68
                                                   ========= =========
Net Income per Share
 - Basic                                           $   0.79  $   0.46
 - Diluted                                         $   0.69  $   0.43
                                                   ========= =========

Average Number of Shares Outstanding
 - Basic                                                149       147
 - Diluted                                              169       159
                                                   ========= =========


                     WILLIS GROUP HOLDINGS LIMITED
       CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (cont'd)
                 (in millions, except per share data)
                              (unaudited)


    Note 1: Non-Cash Compensation - Performance Options

    The non-cash compensation charge recognizes performance-based stock options granted to management as part of the 1998 buyout arrangement for meeting or exceeding 2001 and 2002 targets. In accordance with GAAP, a quarterly charge is recognized, on a cumulative basis, calculated in accordance with the vesting schedule and the period-end stock price until the end of the performance period, when the stock price became fixed. The performance period ended on December 31, 2002 when the stock price was $28.67. On a cumulative basis at March 31, 2003, the Company has recognized $246 million, or approximately 87% of the total estimated charge. The remaining estimated charge of $36 million will be recognized quarterly through 2004 in accordance with the vesting schedule.


                     WILLIS GROUP HOLDINGS LIMITED
                  SUPPLEMENTAL FINANCIAL INFORMATION
                 (in millions, except per share data)
                              (unaudited)


    Definitions of Non-GAAP Financial Measures:

    We believe that investors' understanding of the Company's performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.
    Because the non-cash compensation charge for performance-based stock options was based on our stock price at the end of each quarter until December 31, 2002, changes in our stock price increased the volatility of our reported operating income and reported net income. We believe that excluding the non-cash compensation charge from these measures, along with the GAAP measures, provides a more complete, comparative analysis of our results of operations.

    Adjusted Operating Income:

    Adjusted operating income is defined as operating income excluding non-cash compensation for performance-based stock options and net gains or losses on disposals of operations. However, there were no gains or losses on disposals of operations in the first quarter of 2003 and 2002. Operating income is the most directly comparable GAAP measure, and the following table reconciles adjusted operating income to operating income for the quarters ended March 31, 2003 and 2002:


                                         Three months ended March 31,
                                        ------------------------------
                                           2003       2002   % Change
                                        --------- ---------- ---------

Operating Income, GAAP basis            $    186  $     128     45%

Excluding:
 Non-cash compensation - performance
  options                                      8         18
                                        --------- ----------

Adjusted Operating Income               $    194  $     146     33%
                                        ========= ==========

Operating Margin, GAAP basis, or
 Operating Income as a percentage of
 Total Revenues                               34%        28%
                                        ========= ==========

Adjusted Operating Margin, or Adjusted
 Operating Income as a percentage of
 Total Revenues                               35%        32%
                                        ========= ==========



                     WILLIS GROUP HOLDINGS LIMITED
              SUPPLEMENTAL FINANCIAL INFORMATION (cont'd)
                 (in millions, except per share data)
                              (unaudited)

    Adjusted Net Income:

    Adjusted net income is defined as net income excluding non-cash compensation for performance-based stock options and net gains or losses on disposals of operations. However, there were no gains or losses on disposals of operations in the first quarter of 2003 and 2002. Net income is the most directly comparable GAAP measure, and the following table reconciles adjusted net income to net income for the quarters ended March 31, 2003 and 2002:


                                                Per Diluted Share
                   Three months ended             Three months
                        March 31,                ended March 31,
               --------------------------- ---------------------------

                 2003     2002   % Change    2003     2002   % Change
               -------- -------- --------- -------- -------- ---------

Net Income,
 GAAP basis    $   117  $    68     72%    $  0.69  $  0.43     60%

Excluding:
 Non-cash
  compensation
  - performance
  options, net
  of tax
  ($2, $3)           6       15               0.04     0.09

Dilutive effect
 of performance
 options
 assumed earned
 in full from
 the beginning
 of 2002*                                        -    (0.02)

Adjusted Net
 Income        $   123  $    83     48%    $  0.73  $  0.50     46%
               ======== ========           ======== ========

Diluted shares
 outstanding,
 GAAP basis        169      159
Dilutive effect
 of performance
 options
 assumed earned
 in full from
 the beginning
 of 2002*            -        7

               ------- -------
Diluted shares
 outstanding,
 adjusted basis    169      166
               ======== ========


    * Under GAAP, performance options are not included in the reported number of diluted shares outstanding until the beginning of the period in which the performance targets are met. This occurred in the third quarter of 2002. Accordingly, the dilutive effect of the performance options was not included in the reported number of diluted shares outstanding for the quarter ended March 31, 2002 but was included for the quarter ended March 31, 2003. We believe it is a helpful aid to comparability to show the dilutive effect of performance options for the quarter ended March 31, 2002 on the assumption that the performance options had been earned in full from the beginning of 2002.

    Forward Looking Information: As the press release indicates, our goal is to grow adjusted net income per diluted share by 25% or better in 2003 and over the long term by 15% or better each year. The most directly comparable GAAP measure is net income per diluted share. We are not in a position to reconcile adjusted net income per diluted share to net income per diluted share for this forward-looking information. Historically, reconciling items have consisted of non-cash compensation for performance-based stock options, estimated at $28 million and $16 million for 2003 and 2004, respectively; gains or losses on disposals of operations; and the tax effects thereon. We are unable to provide estimates for future gains or losses on disposals.


    CONTACT: Willis Group Holdings Limited
             Investors:
             Kerry K. Calaiaro, 212/837-0880
             calaiaro_ke@willis.com
             Media:
             Nicholas Jones, +44 20 7488-8190
             jonesnr@willis.com
             Dan Prince, 212/837-0806
             prince_da@willis.com